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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  MARIMBA, INC.

                  (PURSUANT TO SECTIONS 228, 242 AND 245 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)



               Marimba, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

               DOES HEREBY CERTIFY:

               FIRST: That this corporation was originally incorporated pursuant to the General Corporation Law on February 21, 1996 under the name of Marimba, Inc.

               SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

               RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:


                                    ARTICLE I

               The name of this corporation is Marimba, Inc.


                                   ARTICLE II

               The address of the registered office of this corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.


                                   ARTICLE III

               The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.



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                                   ARTICLE IV

         (A) Classes of Stock. This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is Forty-Five Million (45,000,000). Thirty Million (30,000,000) shares shall be Common Stock, par value $.0001 per share (the "Common Stock), and Fifteen Million (15,000,000) shares shall be Preferred Stock, par value $.0001 per share (the "Preferred Stock").

         (B) Rights, Preferences and Restrictions of the Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Two Million Eight Hundred Thousand (2,800,000) shares (the "Series A Preferred Stock") and the Series B Preferred Stock, which shall consist of Three Million Fifty Thousand (3,050,000) shares (the "Series B Preferred Stock"), are as set forth below in this Article IV(B). Subject to obtaining the approvals required herein, the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or this corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock and Series B Preferred Stock), prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

               1.   Dividend Provisions.

                    (a) Subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.12 per share per annum for the Series A Preferred Stock and $0.40 per share per annum for the Series B Preferred Stock or, if greater (as determined on a per annum basis and an as-converted basis for the Series A Preferred Stock and



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Series B Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation, payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative.

                    (b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock and Series B Preferred Stock were converted to Common Stock at the then effective conversion rate.

               2.   Liquidation Preference.

                    (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.4824 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") plus an amount equal to declared but unpaid dividends on such share, and (ii) $5.0072 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") plus an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                    (b) Upon the completion of the distribution required by subsection 2(a) and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock) until, (i) with respect to the holders of Series A Preferred Stock, such holders shall have received an aggregate of $4.4472 per share (including amounts paid pursuant to subsection 2(a)), and (ii) with respect to the holders of Series B Preferred Stock, such holders shall have received an aggregate of $7.5108 (including amounts paid pursuant to Section 2(a) hereof); thereafter, subject to the rights of series of Preferred Stock that may from time to time come into existence, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each.



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                    (c) (i) For purposes of this Section 2, a liquidation,
dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of this corporation); or (B) a sale of all or substantially all of the assets of this corporation; unless this corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for this corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                        (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value, as determined in good faith by the Board of Directors of this corporation. Any securities shall be valued as follows:

                              (A) If traded on a securities exchange or through
the Nasdaq National Market system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing of the applicable transaction;

                              (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of the applicable transaction; and

                              (C) If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of this corporation.

                        (iii) This corporation shall give each holder of record of Series A Preferred Stock and Series B Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than fifteen (15) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class and on an as-converted basis) that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.



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               3.   Redemption.

                    (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, on or at any time after the date August 15, 2003, this corporation shall:

                        (i) upon receipt by this corporation from the holders of 66.67% of the then outstanding shares of Series A Preferred Stock of their written consent to redemption hereunder of their respective shares (the "Series A Redemption Election"), at such time and to the extent that it may lawfully do so, redeem in whole or in part the Series A Preferred Stock by paying in cash therefor for each share of Series A Preferred Stock, a sum equal to $1.4824 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all declared but unpaid dividends on such share (the "Series A Redemption Price"), and

                        (ii) upon receipt by this corporation from the holders of 66.67% of the then outstanding shares of Series B Preferred Stock of their written consent to redemption hereunder of their respective shares (the "Series B Redemption Election") (the Series A Redemption Election and Series B Redemption Election being referred to herein as the "Redemption Election" when applicable to the redemption rights of both the Series A Preferred Stock and Series B Preferred Stock), at such time and to the extent that it may lawfully do so, redeem in whole or in part the Series B Preferred Stock by paying in cash therefor for each share of Series B Preferred Stock, a sum equal to $5.0072 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all declared but unpaid dividends on such share (the "Series B Redemption Price"). Any redemption pursuant to Section 3(a)(i) and this
Section 3(a)(ii) shall occur on the date forty-five (45) days after the receipt of the Redemption Election or as soon thereafter as this corporation may lawfully conduct such redemption under the terms of this Section 3 (the "Redemption Date").

                    (b) Subject to the rights of series of Preferred Stock which may from time to time come into existence, at least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the applicable Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). In addition, the Redemption Notice shall also be sent, within the time period provided above, to the holders of any series of Preferred Stock who have not requested redemption. Subject to obtaining the sufficient consent of the then outstanding shares of such series of Preferred Stock pursuant to Section 3(a)(i) above, such holders shall also have their shares redeemed pursuant to the terms set forth in this Section 3. In addition, such holders may elect to have their shares redeemed as of the Redemption Date applicable to the shares of the other series being redeemed.



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Except as provided in subsection (3)(c) on or after the applicable Redemption
Date, each holder of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (c) From and after the applicable Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of shares of Series A Preferred Stock and Series B Preferred Stock designated for redemption in the applicable Redemption Notice as holders of Series A Preferred Stock and Series B Preferred Stock, respectively, (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of this corporation legally available for redemption of shares of Series A Preferred Stock and Series B Preferred Stock on the applicable Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, to be redeemed on such date, those funds which are legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock or Series B Preferred Stock, as applicable, in proportion to the redemption amount each such holder is otherwise entitled to receive. The shares of Series A Preferred Stock and Series B Preferred Stock not redeemed on the applicable Redemption Date shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, such funds will immediately be used to redeem the balance of the shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, which this corporation has not redeemed.

                    (d) Three days prior to the applicable Redemption Date, this corporation shall deposit the aggregate applicable Redemption Price of all outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the applicable Redemption Price of the Series A Preferred Stock or Series B Preferred Stock, as applicable, to the holders thereof upon surrender of their certificates. Any monies deposited by this corporation pursuant to this subsection 3(d) for the redemption of shares which are thereafter



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converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the applicable Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any monies deposited by this corporation pursuant to this subsection 3(d) remaining unclaimed at the expiration of two years following the applicable Redemption
Date shall thereafter be returned to this corporation, provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Series A Preferred Stock or Series B
Preferred Stock, as applicable, and payment of any bond reasonably requested by this corporation, to receive such monies but without interest from the applicable Redemption Date.

               4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                     (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and on or prior to the close of business on the day prior to the applicable Redemption Date, if any, as may be specified in the applicable Redemption Notice with respect to the applicable series of Preferred Stock, at the office of this corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such share by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock and Series B Preferred Stock shall be the applicable Original Issue Price for such share; provided, however, that the Conversion Price for the Series A Preferred Stock and Series B Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

                     (b) Automatic Conversion. Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the consummation of the sale of this corporation's Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than $7.5108 per share (as adjusted to reflect subsequent stock dividends, contributions, stock splits or recapitalizations and the like) with aggregate gross proceeds (excluding underwriting discounts and commissions) to this corporation of at least $12,500,000.

                     (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such



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conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                     (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i) If this corporation shall issue, after the date upon which any shares of Series B Preferred Stock were first issued (the "Purchase Date"), but prior to the date ending 180 days after the Purchase Date (the "Ratchet Termination Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (d)) be adjusted to a price equal to the price paid per share for such Additional Stock; provided, however, that if the Additional Stock is issued without consideration, the Conversion Price for the Series B Preferred Stock shall be $0.01.

                        (ii) (A) Upon each issuance or sale by this corporation of any Additional Stock after the Ratchet Termination Date without consideration or for a consideration per share less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series B Preferred Stock in effect immediately prior to each such issuance of Additional Stock shall forthwith (except as otherwise provided in this clause (ii)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(ii)(E)(1) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance of Additional Stock would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(ii)(E)(1) or (2)) plus the number of shares of such Additional Stock.

                             (B) No adjustment of the Conversion Price for the
Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried



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forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 4(d)(ii)(E)(3) and (4), no adjustment of the Conversion Price for the Series B Preferred Stock pursuant to this subsection 4(d)(ii) shall have the effect of increasing such Conversion Price above the Conversion Price for such series in effect immediately prior to such adjustment.

                             (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any reasonable discounts, commissions or the like, but without deducting any other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                             (D) In the case of the issuance of Common Stock for
a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors irrespective of any accounting treatment.

                             (E) In the case of the issuance (whether before, on
or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(ii) and subsection 4(d)(iii):

                                 (1) The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(ii)(C) and (D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                 (2) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights, plus the minimum additional consideration, if any, to be received by this corporation (without taking into



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account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(ii)(C) and (D)).

                                 (3) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                 (4) Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued, if any, upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities.

                                 (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 4(d)(ii)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(ii)(E)(3) or (4).

                        (iii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(ii)(E)) by this corporation after the effective date of filing of this Amended and Restated Certificate of Incorporation other than:

                              (A) Common Stock issued pursuant to a transaction
described in subsection 4(d)(iv) hereof;

                              (B) Common Stock issuable or issued upon
conversion of up to 2,800,000 shares of Series A Preferred Stock and 3,050,000 shares of Series B Preferred Stock, or exercise of options exercisable for up to 320,000 shares of Common Stock and warrants exercisable for 16,865 shares of Series A Preferred Stock outstanding as of the Purchase Date, or pursuant to conversion of any convertible securities issuable upon exercise of options or warrants outstanding as of the Purchase Date;

                              (C) Up to 4,030,279 shares of Common Stock (the
"Employee Reserve") (such amount including 320,000 shares of Common Stock issuable



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pursuant to options outstanding as of the date of the filing of this Amended and
Restated Certificate of Incorporation and excluding shares repurchased at cost in connection with the termination of services) issuable or issued to employees, officers, directors, consultants or other service providers of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors; provided however, that the Employee Reserve shall be increased by an amount of shares equal to 2.5% of this corporation's then outstanding Common Stock (assuming full conversion of all then outstanding convertible securities and exercise of all then outstanding exercisable securities) on August 31 of each year beginning in calendar year 1998; or

                              (D) Shares of Common Stock or Preferred Stock,
warrants or other securities issued in connection with business relationships, including but not limited to business combinations, corporate partnering agreements and capital equipment leases, approved by the Board of Directors including the consent of the director elected by the holders of Series A Preferred Stock, voting as a separate class, and the director, if any, elected by the holders of the Series A Preferred Stock, Series B Preferred Stock and Common Stock, voting together as a single class; provided such issuances are primarily for other than equity financing purposes.

                        (iv) In the event this corporation should at any time or from time to time after the effective date of filing of this Amended and Restated Certificate of Incorporation fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock without a corresponding split or subdivision of the Preferred Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock and Series B Preferred Stock shall be proportionally decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents. Any adjustment under this Section 4(d)(iv) shall become effective on the date such subdivision or split becomes effective.

                        (v) If the number of shares of Common Stock outstanding at any time after the effective date of filing of this Amended and Restated Certificate of Incorporation is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock and Series B Preferred Stock shall be proportionally increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares. Any adjustment under this
Section 4(d)(v) shall become effective on the date such combination becomes effective.

                    (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger, or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 hereof), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions hereof, with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 shall be applicable after that event as nearly equivalent as may be practicable.

                    (f) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof, and in the taking of all such as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                    (g) No Fractional Shares and Certificate as to Adjustments.

                        (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share. Such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock, and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

                        (ii) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of Series A Preferred Stock or Series B Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock and Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, and (B) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock or Series B Preferred Stock, respectively.

                    (h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                    (i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate.

                    (j) Notices. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series A Preferred Stock or Series B Preferred Stock shall be deemed given if delivered by confirmed facsimile or electronic transmission (with duplicate original sent by United States mail) or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

               5.   Voting Rights.

                    (a) Subject to Section 5(b) hereof, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                    (b) So long as 1,500,000 shares of Series A Preferred Stock remain outstanding (as adjusted for subsequent reverse stock splits, recapitalizations and the like), one member of the Board of Directors of this corporation shall be elected by the holders of the Series A Preferred Stock, voting together as a single class. The holders of outstanding Common Stock, Series A Preferred Stock and Series B Preferred Stock, all voting together as a single class, shall be entitled to elect one member of the Board of Directors of this corporation. The holders of outstanding Common Stock voting together as a single class shall be entitled to elect any remaining directors of this corporation. Any director who shall have been elected as provided in this subsection 5(b) may be removed, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class and/or series of stock entitled to elect such director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to a written consent.

               6.   Protective Provisions.

                    (a) Subject to the rights of series of Preferred Stock that may from time-to-time come into existence, this corporation shall not take any of the following actions without first obtaining the approval (by vote or written consent, as provided by law) of at least fifty percent (50%) of the then outstanding shares of the Series A Preferred Stock, voting as a single class on an as-converted basis:

                        (i) alter or change the rights, preferences, or privileges of the Series A Preferred Stock so as to affect adversely such series of Preferred Stock;

                        (ii) increase the authorized number of shares of Preferred Stock;

                        (iii) authorize or issue, or obligate itself to issue, any other equity security (including any other security convertible into or exercisable for such equity security) having a preference over the Series A Preferred Stock with respect to voting, dividends, redemption or liquidation;

                        (iv) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided; however, that this restriction shall not apply to (A) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment; (B) the repurchase of shares pursuant to the Company's Bylaws or (C) the redemption rights set forth in Section 3 of this Article IV;

                        (v) increase or decrease the authorized number of directors of this corporation; or

                        (vi) sell, convey or otherwise dispose of all or substantially all of its property or business or assets or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions which results in such a sale, merger or consolidation.

                    (b) Subject to the rights of series of Preferred Stock that may from time-to-time come into existence, this corporation shall not take any of the following actions without first obtaining the approval (by vote or written consent, as provided by law) of at least fifty percent (50%) of the then outstanding shares of the Series B Preferred Stock, voting as a single class on an as-converted basis:

                        (i) alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect adversely such series of Preferred Stock;

                        (ii) increase the authorized number of shares of Preferred Stock;

                        (iii) authorize or issue, or obligate itself to issue, any other equity security (including any other security convertible into or exercisable for such equity security) having a preference over the Series A Preferred Stock or the Series B Preferred Stock with respect to voting, dividends, redemption or liquidation;

                        (iv) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided; however, that this restriction shall not apply to (A) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment; (B) the repurchase of shares pursuant to the Company" Bylaws or (C) the redemption rights set forth in Section 3 of this Article IV;

                        (v) increase or decrease the authorized number of directors of this corporation; or

                        (vi) sell, convey or otherwise dispose of all or substantially all of its property or business or assets or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions which results in such a sale, merger or consolidation.

               7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Sections 3 or 4 hereof, the shares so redeemed or converted shall be canceled and shall not be issuable by this corporation. Subject to any required approvals, the Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

           (C) Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

               1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV hereof.

               3. Redemption. The Common Stock is not redeemable.

               4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Two members of the Board of Directors of this corporation shall be elected by the holders of Common Stock, voting as a single class. Unless otherwise approved by the Board of Directors of this corporation (which approval shall include the consent of the director elected pursuant to Section (B)5(b) of this Article IV), one of such directors shall be a person (a) unaffiliated with either this corporation or any affiliate of this corporation, and (b) that has been or is an executive officer or member of the Board of Directors of a recognized company in this corporation's industry. Any director who shall have been elected by the holders of Common Stock, as provided in this subsection
(c)(4), may be removed, either with or without cause, by, and only by, the affirmative vote of the holders of the Common Stock entitled to elect such director, given either at a special meeting of stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled only by the holders of that class of stock represented at the meeting or pursuant to a written consent.


                                    ARTICLE V

               A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article V, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

               Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this

Article V by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.


                                   ARTICLE VI

               To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.


                                   ARTICLE VII

               Subject to any provisions set forth in this Certificate, the Board of Directors may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of this corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board of Directors, and no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.


                                  ARTICLE VIII

               Subject to any provisions set forth in this certificate, the number of directors of this corporation shall be set from time to time by resolution of the Board of Directors.


                                   ARTICLE IX

               Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.


                                    ARTICLE X

               Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                      * * *

               THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

               FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

               IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the President and Secretary of this corporation this ___ day of August, 1997.




                                        /s/ KIM POLESE
                                        ----------------------------------------
                                        Kim Polese, President



                                        /s/ SCOTT C. DETTMER
                                        ----------------------------------------
                                        Scott C. Dettmer, Secretary